Exhibit 99
CORTLAND BANCORP
May 8, 2007
PRESS RELEASE
Lawrence A. Fantauzzi, Chief Executive Officer of Cortland Bancorp, announced today that for the quarter ended March 31, 2007, the Company’s earnings were $1.102 million or $0.24 per share. The Company earned $1.175 million or $0.26 per share for the same three month period in 2006.
Income before income taxes increased by 9.7% to $1.375 million for the first three months of 2007 compared to $1.253 million for the similar period of 2006. The effective tax rate for the first three months was 19.9% in 2007 compared to 6.2% in 2006, resulting in income tax expense of $273,000 and $78,000 respectively. The 2006 effective tax rate reflects a one-time adjustment to tax expense of $145,000 due to a change in the tax accrual estimate recorded in the first quarter of 2006.
Core earnings, which excludes the one-time adjustment to tax expense along with gains on loans sold, investment securities sold or called, and certain other non recurring items, increased by 6.4% during the three month period ended March 31, 2007 when compared to the same three month period of 2006. Core earnings were $1.086 million for the first three months of 2007 compared to $1.021 million for the same three month period of 2006.
Total interest income for the first quarter increased by $611,000 or 9.7% from the same quarter a year ago. The increase in interest income was also accompanied by a $563,000 increase in interest expense reflecting higher balances on interest-bearing liabilities and increased interest rates. Non interest expenses increased by $94,000 or 3.2% from the same period a year ago. This increase was offset by a similar increase of $102,000 in non interest income, which was up 16.4% from a year ago. Improving asset quality negated the need for any additional provision for loan loss, contributing an additional $66,000 to pre-tax income compared to the first quarter of a year ago.
The Company’s total assets at March 31, 2007 were $480.9 million compared to the $471.8 million in total assets recorded at December 31, 2006. Year-over-year, total assets were up 5.3% from the $456.7 million recorded at March 31, 2006. Net loans at March 31, 2007 were $207.0 million, reflecting a $4.0 million increase over net loans outstanding at December 31, 2006. Net loans were up 10.4% year-over-year from the $187.5 million reported at March 31, 2006. Total deposits at March 31, 2007 were $359.5 million, an increase of $3.7 million from the quarter ended December 31, 2006 and a $12.6 million increase from the same quarter in 2006.
Mr. Fantauzzi noted that the first quarter results were in line with expectations and reflect a continued narrowing of the net interest margin. (The net interest margin represents the difference between what the Company earns on its loan and investment portfolios and the interest it pays out on its deposits and borrowings.) The Company’s tax equivalent net interest margin for the first three months of 2007 measured 3.5% as compared to 3.7% for the first quarter of 2006.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen community banking offices located in Trumbull, Mahoning, Portage and Ashtabula counties in northeastern Ohio
Shares of the Company’s common stock trade in the “over-the counter market” on the NASDAQ OTC BB under the symbol CLDB.